EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ABSORBENT PRODUCT CONTRACT

Eau Claire, Wisconsin (September 14, 2011) -- National Presto Industries, Inc. (NYSE: NPK) today announced that its absorbent product subsidiary, Presto Absorbent Products, Inc., recently entered a one year private label manufacturing agreement with its major customer.  The agreement provides a framework for the ongoing relationship between the parties.  Shipments are expected to be at somewhat reduced levels from those currently enjoyed in keeping with the subsidiary’s ongoing diversification of its customer base and the customer’s ramp up of its own absorbent product facility.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.